                                                                   EXHIBIT 10.16


                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                    ---------------------------------------

     This is Amendment No. 1, dated June 1, 2001 (the "Amendment), to the Employment Agreement made as of September 1, 1997 (the "Agreement"), by and between Pacific Aerospace & Electronics, Inc., a Washington corporation (the "Company"), and Sheryl A. Symonds (the "Executive"). Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

     WHEREAS, the Executive provides services to the Company as Vice President Administration and General Counsel pursuant to the Agreement;

     WHEREAS, the Agreement provides for an increase in the Executive's Annual Salary for the Contract Year beginning on June 1, 2001 and ending on May 31, 2002, of 8% over the previous Contract Year's Annual Salary, which increase would be equal to $15,237;

     WHEREAS, the Compensation Committee and the Option Committee of the Company's Board of Directors have determined that it would be in the best interests of the Company to request that the Executive forego $10,000 of her Annual Salary increase for the Contract Year ending May 31, 2002 (the "2002 Contract Year"), and that she receive, in lieu of such increase, a grant of restricted stock under the Company's 1999 Stock Incentive Plan (the "Plan"); and

     WHEREAS, the Executive has agreed to this arrangement, subject to the terms and conditions of this Amendment.

     The parties agree as follows:

1.   Amendment to Salary for 2002 Contract Year.  The Agreement is hereby
     ------------------------------------------
amended to provide that the Executive's cash salary increase for the 2002 Contract Year will be $5,237, and that in lieu of $10,000 of her contractual salary increase for the 2002 Contract Year, the Executive will receive, as of June 1, 2001, a grant of 47,619 shares of the Company's Common Stock (the "Shares"), which shares may not be transferred by the Executive prior to June 1, 2002, except in compliance with applicable securities laws. The certificate representing the Shares will bear a legend to the effect that the Shares are subject to restrictions on transfer. The $5,237 cash salary increase referred to in the first sentence of this section will be deferred and paid in a lump sum in January 2002, except that if the Executive's employment with the Company terminates for any reason prior to such payment, the full amount will be paid upon termination of her employment. For purposes of determining future salary increases only, the Executive's Annual Salary for the 2002 Contract Year will be calculated as if the contractual salary increase had been paid in cash.

2.   Previous Amendment.  The parties acknowledge that the following amendment
     ------------------
to the Agreement was previously made by the Compensation Committee and agreed to by the Executive, but have not previously been provided for in a written amendment to the Agreement: On May 28, 1998, the Compensation Committee increased the Executive's Annual Salary for the Contract Year ended May 31, 1999 to $163,300, on an annualized basis, effective July 30, 1998.

3.  No Further Amendments.  Except as specifically set forth in this Amendment,
    ---------------------
the Agreement shall continue in effect in accordance with its terms.


                                   THE COMPANY:

                                   PACIFIC AEROSPACE & ELECTRONICS, INC.


                                   By  Donald A. Wright
                                       ----------------
                                       Its President & CEO


                                   THE EXECUTIVE:


                                   /s/ Sheryl A. Symonds
                                   ---------------------
                                   Sheryl A. Symonds